Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-132936-14 July 2, 2008

Subscription expected to be until July 25, 2008

Callable Yield Notes (the “CYNs”) ¡ Linked to: 3 Equity Indices (SPX | RTY | SX5E) ¡ 1 Year | 12.00%p.a. interest | [68-70]% Knock-In	Offering Period Expected to close on: July 25, 2008

This document is a summary of the terms of the securities and factors that you should consider before deciding to invest in the securities.  Credit Suisse has filed a registration statement (including preliminary pricing supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this offering summary relates.  Before you invest, you should read this summary together with the pricing supplement No. U1 subject to completion dated July 1, 2008, prospectus supplement dated March 24, 2008 and prospectus dated March 29, 2007 to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities.  You should, in particular, review the “Risk Considerations” section herein and the “Risk Factors” section of the pricing supplement and prospectus supplement, which set forth a number of risks related to the securities.  You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, Credit Suisse, any agent or any dealer participating in this offering will arrange to send you the pricing supplement, prospectus supplement and prospectus if you so request by calling toll-free 1 (800) 221-1037.

You may access the preliminary pricing supplement at: http://sec.gov/Archives/edgar/data/1053092/000104746908007921/a2186572z424b2.htm

Indicative Terms, July 1, 2008 (Subject to Change)

CALLABLE YIELD NOTES - OVERVIEW

Callable Yield Notes (the “CYNs” or the “securities”) allow investors to receive a quarterly interest payment, regardless of the movements in the Reference Indices. The CYNs will pay 100% of the principal amount if the level of each Reference Index does not reach or fall below its respective Knock-In Level at any time on any day from and including the day on which the securities are priced for initial sale to the public, the Trade Date, to and including the Valuation Date. Otherwise, investors may receive less than 100% of the principal amount relative to the percentage change from the Initial Level to the Final Level of the Lowest Performing Reference Index. Furthermore, the Issuer has the right to call the CYNs for Early Redemption on each Early Redemption Date. If the CYNs are redeemed, investors will receive 100% of the principal amount plus any accrued but unpaid interest to the Early Redemption Date.

INDICATIVE PRODUCT TERMS:
Security Codes:	CUSIP: 22546ECH5 | ISIN: US22546ECH53	2) If a Knock-In Event occurs, the
Issuer:	Credit Suisse, acting through its Nassau Branch	Redemption Amount will equal the principal
Distributor:	Credit Suisse Securities (USA) LLC	amount times the sum of one plus the
Denomination:	Minimum initial purchase of U.S. $1,000 per Note and	percentage change from the Initial Level to
	integral multiples of U.S. $1,000 thereafter	the Final Level of the Lowest Performing
Interest Rate:	12.00% p.a. payable quarterly in arrears (30/360)	Reference Index, subject to a maximum of
Interest Payment	Quarterly, beginning on October 31, 2008, and ending	zero.
Dates:	on the Maturity Date or Early Redemption Date,	Lowest Performing		The Reference Index for which the lowest
	whichever is earlier, subject to the modified following	Reference Index:		value is obtained from the following equation:
	business day convention	Final Level – Initial Level
Early Redemption:	The Issuer has the right to call the CYNs in whole for	Initial Level
Early Redemption on any Interest Payment Date, each
an Early Redemption Date. If the CYNs are redeemed,
any accrued but unpaid interest amount to the Early
	Redemption Date will be paid.	RELEVANT DATES:
Notice of Early	5 business days prior to the Early Redemption Date	Offering Period:		Expected to close on July 25, 2008 @
Redemption:		2:00pm EST
Knock-In Level:	For each Reference Index, [68-70]% of the Initial	Trade Date:		Expected to be July 25, 2008
	Level of such Reference Index	Settlement Date:		Expected to be July 31, 2008
Knock-In Event:	If the level of any Reference Index reaches or falls	Valuation Date:		July 27, 2009
	below its Knock-In Level at any time from and	Maturity Date:		July 31, 2009
including the Trade Date to and including the
	Valuation Date.	UNDERLYINGS:
Initial Level:	For each Reference Index, the closing level of such			Initial	Knock-In
	Reference Index on the Index Business Day	Reference Indices	Ticker	Level	Level
	immediately following the Trade Date	S&P 500® Index	SPX <INDEX>	TBD	TBD
Final Level:	For each Reference Index, the closing level of such	Russell 2000® Index	RTY <INDEX>	TBD	TBD
	Reference Index on the Valuation Date	Dow Jones EURO STOXX 50®	SX5E<INDEX>	TBD	TBD
Redemption	The Redemption Amount of the securities will depend	Index
Amount:	on the individual performance of each Reference
Index. Subject to Early Redemption, the Redemption
Amount in cash at maturity depends on whether a
Knock-In Event occurs:
1) If a Knock-In Event does not occur, the principal
amount.

Credit Suisse • Structured Retail Products • 11 Madison Ave, NY, NY 10010 • 1-888-537-4898 • structured.notes@credit-suisse.com

PRODUCT SNAPSHOT

Who Should Invest in the CYNs:

¡

Investors who are neutral to mildly bullish on the Reference Indices and looking to receive an above-market interest payment versus comparable fixed income investments.  Investors who are comfortable with the possibility of losing part or all of their principal amount of the securities in exchange for their above-market interest payment and who also do not expect any of the Reference Indices to decline below their relevant Knock-In Level.

Hypothetical Upside Scenario:

¡	If a Knock-In Event does not occur, investors receive back 100% of their initial investment. Investors receive their quarterly interest payments regardless of the performance of the Reference Indices.

Hypothetical Downside Scenario:

¡

If a Knock-In Event does occur, investors participate in 100% of the losses of the Lowest Performing Reference Index, up to 100% of the principal amount.  Investors receive their quarterly interest payments regardless of the performance of the Reference Indices.

TABLE 1:  This table represents the hypothetical Redemption Amount at maturity and the total payment over the term of the securities on a $1,000 investment in the securities if a Knock-In Event DOES NOT occur on any day from and including the Trade Date to and including the Valuation Date.

Principal Amount of Securities	Lowest Performing Reference Index Return	Redemption Amount (Knock-In Event does not occur)*	Total Interest Payment (payable on each quarterly Interest Payment Date)	Total Payment
$1,000	50%	$1,000	$120	$1,120
$1,000	40%	$1,000	$120	$1,120
$1,000	30%	$1,000	$120	$1,120
$1,000	20%	$1,000	$120	$1,120
$1,000	10%	$1,000	$120	$1,120
$1,000	0%	$1,000	$120	$1,120
$1,000	-10%	$1,000	$120	$1,120
$1,000	-20%	$1,000	$120	$1,120
$1,000	-30%	$1,000	$120	$1,120
$1,000	-40%	N/A	N/A	N/A
$1,000	-50%	N/A	N/A	N/A

* Assuming that the Knock-In Level for each Reference Index is 69% of the Initial Level of such Reference Index.

TABLE 2:  This table represents the hypothetical Redemption Amount at maturity and the total payment over the term of the securities on a $1,000 investment in the securities if a Knock-In Event DOES occur on any day from and including the Trade Date to and including the Valuation Date.

Principal Amount of Securities	Lowest Performing Reference Index Return	Redemption Amount (Knock-In Event occurs)	Total Interest Payment (payable on each quarterly Interest Payment Date)	Total Payment
$1,000	50%	$1,000	$120	$1,120
$1,000	40%	$1,000	$120	$1,120
$1,000	30%	$1,000	$120	$1,120
$1,000	20%	$1,000	$120	$1,120
$1,000	10%	$1,000	$120	$1,120
$1,000	0%	$1,000	$120	$1,120
$1,000	-10%	$900	$120	$1,020
$1,000	-20%	$800	$120	$920
$1,000	-30%	$700	$120	$820
$1,000	-40%	$600	$120	$720
$1,000	-50%	$500	$120	$620

Credit Suisse • Structured Retail Products • 11 Madison Ave, NY, NY 10010 • 1-888-537-4898 • structured.notes@credit-suisse.com

Investment Considerations

The securities are not principal-protected.  An investment in the securities is not principal-protected and you may receive less at maturity than you originally invested in the securities, or you may receive nothing.  If the level of any Reference Index reaches or falls below its Knock-In Level at any time on any day from and including the Trade Date to and including the Valuation Date, and the level of the Lowest Performing Reference Index on the Valuation Date is less than its Initial Level, you will bear the full effect of the depreciation in the Lowest Performing Reference Index.  In this case, the Redemption Amount may be less than the principal amount of your securities and you could lose your entire investment.

The securities will not pay more than the principal amount at maturity or upon Early Redemption.  The amount paid at maturity or upon Early Redemption will never exceed the principal amount of your securities.  If the Final Level of each Reference Index is greater than its respective Initial Level (regardless of whether a Knock-In Event has occurred), you will not receive the appreciation of any of the Reference Indices.  The maximum Redemption Amount is the principal amount of your securities.

If a Knock-In Event occurs, your return will be based on the performance of the Lowest Performing Reference Index.  If a Knock-In Event occurs, your return will be based on the performance of the Lowest Performing Reference Index.  This will be true even if the level of the Lowest Performing Reference Index never reached or fell below its Knock-In Level at any time on any day from and including the Trade Date to and including the Valuation Date.

We may redeem the securities at our option, which limits your ability to accrue interest over the full term of the securities.  We may redeem all of the securities on any Interest Payment Date on or after October 31, 2008.  If we redeem the securities, you will receive only the principal amount of your securities and any accrued but unpaid interest to the Early Redemption Date.  In this case, you will lose the opportunity to continue to accrue and be paid interest to the scheduled Maturity Date.  It is more likely that we will redeem the securities prior to the Maturity Date if a Knock-In Event does not occur.  If we redeem the securities prior to the Maturity Date, you may be unable to invest in other securities with similar level of risk that yield as much interest as the securities.

There may be a little or no secondary market for the securities.  The securities will not be listed on any securities exchange.  We cannot assure you that a secondary market for the securities will develop.  Credit Suisse Securities (USA) LLC currently intends to make a market in the securities, although it is not required to do so and may stop making a market at any time.  If you have to sell your securities prior to maturity, you may have to sell them at a substantial loss.

The market value of the securities may be influenced by many factors that are unpredictable.  Many factors, most of which are beyond our control, will influence the value of the securities and the price at which Credit Suisse Securities (USA) LLC may be willing to purchase or sell the securities in the secondary market, including:

• the current level of the Reference Indices;

• interest and yield rates in the market;

• the volatility of any of the Reference Indices;

• the early redemption feature, which is likely to limit the value of the securities;

• economic, financial, political and regulatory or judicial events that affect the stocks underlying the Reference Indices or stock markets generally and which may affect the level of any of the Reference Indices;

• the time remaining to the maturity of the securities;

• the dividend rate on the stocks underlying the Reference Indices; and

• Credit Suisse’s creditworthiness.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity.  The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

@ 2008 Credit Suisse and/or its affiliates.  All rights reserved.

Credit Suisse • Structured Retail Products • 11 Madison Ave, NY, NY 10010 • 1-888-537-4898 • structured.notes@credit-suisse.com